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                                                                       EXHIBIT 8

                   [LETTERHEAD OF ROPES & GRAY APPEARS HERE]


                                       February 14, 1997

To Holders of Series A Senior
Discount Notes due 2006 of
ICON Fitness Corporation

       We have reviewed the Prospectus which is part of Amendment No. 1, filed with the Securities and Exchange Commission on February 14, 1997 ("Amendment
No. 1"), to the Registration Statement on Form S-4 (the "Registration Statement"), by which ICON Fitness Corporation (the "Company") offers to exchange its Series B Senior Discount Notes due 2006 (the "Exchange Notes") for its Series A Senior Discount Notes due 2006 (together with the Exchange Notes, the "Senior Discount Notes"), the Purchase Agreement dated November 15, 1996 regarding the issuance and sale of the Senior Discount Notes between the Company and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the Indenture dated as of November 20, 1996 between the Company, as Issuer, and Fleet National Bank as Trustee, with respect to the $162,000,000 in aggregate principal amount at maturity of the Senior Discount Notes (including the form of Senior Discount
Note), the Registration Rights Agreement dated as of November 20, 1996 by and between the Company and DLJ, and such other documents as we deemed necessary.

       Based upon currently existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof, it is our opinion that the summary of the material United States federal income tax consequences set forth in the section of Amendment No. 1 entitled "Certain Federal Income Tax Considerations" contains accurate statements of the matters discussed therein, as of the date hereof.

       We undertake no responsibility to update this opinion for changes in the law or relevant facts subsequent to the date of this letter. We hereby consent to the reference to this opinion in Amendment No. 1 and the inclusion of this opinion as an exhibit thereto. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

                                       Very truly yours,

                                       /s/ Ropes & Gray

                                       ROPES & GRAY